Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-239590 and 333-199239) on Form S-8 and (No. 333-237664) on Form S-3 of our reports dated April 2, 2024, with respect to the consolidated financial statements of Dave & Buster’s Entertainment, Inc., and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Dallas, Texas
April 2, 2024